ETFis SERIES TRUST I

and

MANNA ETFS MANAGEMENT, LLC

SUB-ADVISOR AGREEMENT

AGREEMENT, dated this 27th day of August 2013, by and between the ETFis Series Trust I (the “Trust”), on behalf of the Mana Core Equity Enhanced Dividend Income Fund (the “Fund’), and Manna ETFs Management, LLC (the “Sub-Advisor”).

WHEREAS, the Trust is a registered investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Sub-Advisor is ready, willing and able to act as Sub-Advisor of the Fund;

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and between the parties hereto as follows:

1.         The Sub-Advisor, as Sub-Advisor for the Funds, will:

(a)           Furnish the Funds the services of persons to perform the executive, administrative and clerical services in the management and conduct of the corporate business and affairs of the Funds.  Such services shall include, but not be limited to, those services set forth in Exhibit A, attached to this agreement and made a part of it.  The Sub-Advisor shall pay the compensation and travel expenses of all such persons, who shall serve without additional compensation from the Funds, subject to pre-approval by the Sub-Advisor.  The Sub-Advisor shall also, at its expense, provide suitable office space (which may be in the office of the Sub-Advisor) and utilities; all necessary office equipment; and general purpose accounting forms, supplies, and postage used at the office of the Funds.

(b)           Be obligated for a minimum of one (1) year or until the expense cap in paragraph 3 fully covers the expenses described in the following schedule of Ordinary Operating Expenses (“Ordinary Operating Expenses”):

ETF Issuer Solutions for Admin	the greater of $30,000 p.a. or 3 BPs

ETF Distributors for Distribution	the greater of $30,000 p.a. or 1 BPs

Etfis Capital for Advisor
and Trust Services	greater of $20,000 p.a. or 7.5 BPs

Bank of New York
Custody, T/A and Accounting	per Exhibit B, attached

Kilpatrick Townsend	$25,000 p.a.

BBD for Auditing and Tax	$12,000 p.a.

Fulfillment and Filing	Estimate $10,000 p.a.

NYSE Arca for listing	$17,500 for year 1
$7,500 for year 2 and annually

NYSE Arca for IOPV	$13,000 (For international)

Insurance and Fidelity Bond	Estimate $16,600 p.a.

(c)           Other expenses not considered in “Ordinary Operating Expenses” include fees associated with SRO registration (i.e. FINRA licenses, as applicable), press releases, Sub-Advisor-level compliance (i.e. maintenance of Sub-Advisor’s registration with SEC), and other pass-through/out-of-pocket costs described in the agreements with the Trust (i.e. travel costs of Distributor personnel, subject to pre-approval by the Sub-Advisor).  Other operating expenses may be assumed at the discretion of the Sub-Advisor and may include public relations, industry conference attendance and/or sponsorship, third-party wholesalers, advertising, and other sales and/or marketing initiatives.

(d)           The Fund, or another service provider to the Fund, shall pay all of the Funds’ expenses not assumed by the Sub-Advisor as provided in 1(b) and 1(c).

2.          The Fund shall pay to the Sub-Advisor on or before the tenth (10th) day of each month, as compensation for the services and activities set forth in paragraph 1, rendered by the Sub-Advisor during the preceding month, the Total Expense Ratio (“TER”) as defined in the prospectus.

Upon any termination of this agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

3.           Nothing contained in this agreement shall be construed to prohibit the Sub-Advisor from performing investment advisory, business management, or distribution services for other investment companies and other persons or companies, or to prohibit affiliates of the Sub-Advisor from engaging in such businesses or in other related or unrelated businesses.  The Sub-Advisor shall have no liability to the Fund, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

4.           This agreement shall become effective August 27, 2013 and continue in effect until the close of business on August 31, 2015.  It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually (a) by the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and (b) by a majority of the Trustees who are not parties to the agreement nor interested persons (as that term is defined in the 1940 Act) of any such party, by vote at a meeting called for the purpose of voting on such continuance.

5.           This agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, upon not less than one hundred and twenty (120) days’ written notice to the Sub-Advisor, or by the Sub-Advisor on like notice to a Fund (which notice may be waived by the party entitled to the notice).  However, in any instance where the Fund terminates the relationship with the Sub-Advisor, the Funds shall continue to make payments computed daily and payable monthly, equal to 85 basis points until the date that the Funds are liquidated and delisted.  The parties acknowledge and agree that, in the event the Sub-Advisor ceases to be retained as set forth above, (i) determination of actual damages incurred by the Sub-Advisor would be extremely difficult to calculate, and (ii) the provision contained herein is intended to adequately compensate the Sub-Advisor for damages incurred and is not intended to constitute any form of penalty. Any such payment shall be due and payable on the same schedule as referenced in Paragraph 2 of this agreement.

6.           This agreement may be amended, supplemented, or extended by a written instrument signed by the parties hereto at any time.

9.           This Agreement shall be governed by New York law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

10.        Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

Notice to the Sub-Advisor shall be sent to:

Manna ETFs Management LLC
96 Taymil Road
New Rochelle, NY 10804
914-327-1189
212-593-4384
Attention: Kevin Shacknofsky

and notice to the Trust shall be sent to:

ETFis Series Trust I
317 Madison Avenue, Suite 920
New York, NY 10017
Attention: Brint Frith

10.        This Agreement constitutes the entire Agreement of the parties hereto.

11.        This Agreement is executed by Trust with respect to each of the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund individually, but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund.

12.        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

ETFIS SERIES TRUST I		MANNA ETFs MANAGEMENT, LLC

By:		By:

	Chief Executive Officer		President

EXHIBIT A

TO

SUB-ADVISOR AGREEMENT

SERVICES TO BE PERFORMED BY

MANNA ETFS MANAGEMENT, LLC (the “Sub-Advisor”)

PURSUANT TO SECTION 1

1.   Provide individuals that serve as officers of the Fund, (i.e. Portfolio Manager).

2.   Furnish and compensate all employees required to perform the Manager’s duties under the Sub-Advisory Agreement.

3.   Assist in Board members’ on-going education. Carry out instructions of the Board with respect to policy decisions.

4.   Assist the Board with approval of key service provider agreements.

5.  Review and analyze comparative statistical data on investment results, operating expenses and growth of the Fund, sales and redemptions of the Fund’s shares, and assist Advisor and Fund administrator in preparation and submission of the following reports on such data to the Board of Trustees:

a.   Comparative investment results and

b.   Review of net sales and redemptions of Fund shares.

6.   Assist the Board and the Committee on Proxy Voting Procedures (the “Proxy Committee”) in developing, monitoring and updating proxy voting policies and procedures.  Coordinate the voting of all proxies of the portfolio companies held by the Fund.  Provide the personnel to support the Chief Executive Officer (“CEO”) of the Fund (or his designated voting officer) who votes all proxies in accordance with the Board’s policies.  Execute the voting of proxies, maintain paper copy of proxy materials and voting record.  Assist Fund administrator in preparation monthly voting report, which is reviewed by Fund officers.  Advise the Fund’s Board of any significant controversies relating to proxy votes.  Provide the Board, in coordination with the Advisor, with an annual report setting out the voting record of proxies.

7.   Review and confirm financial and certain other reports to the Trustees on a quarterly basis.

8.   Monitor financial position of the Fund.

9.   Monitor services provided by the custodian of the Fund’s investment assets and cash balances.

10.   Coordinate and maintain continuous liaison with officers and personnel of the investment Advisor, principal underwriter, Fund counsel and independent registered public accountant.

11.   Consult with Fund counsel and accountants on current legal, accounting and tax matters.

12.   Assist with disbursement of all dividends and capital gain distributions.

13.   Review and/or, as applicable, direct Board-authorized transfers to the Fund's operating account from its custody account.

14.   Pay all Ordinary Operating Expenses, coordinate payment of all other Fund expenses from the Fund's operating account.  Review and monitor all Fund expenditures as recorded by the Fund Administrator.

15.   Reconcile Fund’s operating account statement each month.

16.   Review and analyze Fund expense ratios.

17.   Maintain filing schedule for all required Fund filings.

18.  Develop and maintain disclosure controls per the Fund Controls Committee.  The Committee ensures that any material weakness or fraud, of which it is aware, is reported directly to the Fund’s Audit Committee and independent registered public accountant.

19.   Review Form 24f-2, the SEC “Annual Notice of Securities Sold”.

20.   Keep informed with respect to regulatory and industry developments.

21.   Review applicable tax filings.

22.  Review sales literature provided to Manager by principal underwriter for consistency with Fund policies and procedures.

23.  Monitor reports necessary for compliance with Section 17f-2 of the Investment Company Act of 1940 (Form 17f-2 refers to the "Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies." The purpose of this form is for the SEC to ensure that the certificate is properly attributed to the investment company), in conjunction with the independent public accountant

24.   Receive and review a month-end portfolio pricing report of all Fund assets.  Any exceptions are investigated and reconciled.

25.  Perform periodic compliance reviews relating to policies and procedures of the Fund, as deemed necessary by RIA.

26.   Receive and review monthly fund accounting exception reports.

27.   Receive and review periodic compliance reports from the investment Advisor.

28.   Review 17e-1 transactions where an affiliate receives a commission on a portfolio transaction.

29.  Respond directly and/or in coordination with appropriate service provider to inquiries received directly from shareholders and dealers.  Make special reports to shareholders, as requested.

31.   Perform such other activities, duties and responsibilities as promulgated by rule, regulation or board request.

EXHIBIT B

TO

SUB-ADVISOR AGREEMENT

COMPENSATION TO BANK OF NEW YORK MELLON

PURSUANT TO SECTION 1(b)

BNY Mellon has assumed the roles of Custodian, Transfer Agent, and Fund Accountant to the Trust.

BNY Mellon has instituted a fee waiver for new series of the Trust according to the following schedule:

$85,000 minimum per annum
0-6 months	waived
6-9 months	acct/admin minimum	25%
9-12 months	acct/admin minimum	50%
12-18 months	acct/admin minimum	75%
18+ months	acct/admin minimum	100%
The term of this fee schedule is 3 years.

Should the Sub-Advisor terminate its relationship with BNY Mellon prior to the end of the initial three year period, the Sub-Advisor will be responsible for reimbursing BNY Mellon for waived minimum fees outlined in this proposal and any waived implementation expenses for the product launch, and any remaining minimum through the end of the initial contract period.

EXHIBIT C

TO

SUB-ADVISOR AGREEMENT

COMPENSATION TO ETFIS CAPITAL LLC

PURSUANT TO SECTION 1(b)

Per this agreement and the unitary fee structure contemplated in the funds’ prospectuses, ETFis Capital LLC (“EtfisCap” or the “Advisor”) shall receive 7.5 Basis Points based on Annual Assets Under Management subject to the annual minimum of $20,000 per fund.

The Sub-Advisor shall be entitled to retain the balance of the unitary fee so long as the Sub-Advisor complies with the covenants of this agreement.

EXAMPLE 1

While EtfisCap is the Advisor of record:
If BPs payment does not exceed Minimums, Minimums are paid to EtfisCap
Total Expense Ratio: 85 BPs
Payment to Etfis Capital: $20,000 per annum, paid monthly, 0 BPs

EXAMPLE 2

While EtfisCap is the Advisor of record:
If BPs payment exceeds Minimums to EtfisCap
Total Expense Ratio: 85 BPs
Payment to EtfisCap: 7.5 BPs

EXHIBIT D

TO

SUB-ADVISOR AGREEMENT

INTELLECTUAL PROPERTY LICENSE

The Fund’s investment strategy is the property of the Manna ETFs Management, LLC (USPTO Ref Docket No. 00414/002830-US0).  If the Board of Trustees elects to remove the Manna ETFs Management, LLC from its duties as Sub-Advisor, the Fund will pay Manna ETFs Management, LLC 0.59% for the entire life of the Fund, provided the Sub-Advisor complies with the covenants in this agreement.